Ex. 99.28(p)(31)

MFS® Code of Ethics Policy February 1, 2019	Personal Investing

Applies to

All MFS full-time, part-time and temporary employees globally

All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy

All MFS entities

Questions?

iComply@mfs.com

Compliance Helpline, x54290

Ryan Erickson, x54430

Elysa Aswad, x54535

The inherent nature of MFS’ services in selecting and trading securities has the potential to create a real or apparent conflict of interest with your personal investing activities. As a result, every individual subject to this policy has a fiduciary duty to avoid taking personal advantage of any knowledge of our clients’ investment activities.

Following the letter and spirit of the rules in this policy is central to meeting client expectations and ensuring that we remain a trusted and respected firm.

For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link.

Rules That Apply to Everyone

Your fiduciary duty

Always place client interests ahead of your own. You must never:

▪	Take advantage of your position at MFS to misappropriate investment opportunities from MFS clients.
▪	Seek to defraud an MFS client or do anything that could have the effect of creating fraud or manipulation.
▪	Mislead a client.

Account reporting obligations

Make sure you understand which accounts are reportable accounts. To determine whether an account is reportable, ask the following questions:

1	Is the account one of the following? – A brokerage account.
–	Any other type of account (such as employee stock option or stock purchase plans) in which you have the ability to hold or trade reportable securities (see the list of reportable securities on page 7).
–	Any account, including MFS-sponsored retirement or benefit plans, that holds a reportable fund (see definition of reportable fund on page 7 and a list of these funds on iComply).
2	Is any of the following true?
–	You beneficially own the account.
–	The account is beneficially owned by your spouse or domestic partner.
–	The account is beneficially owned by another member of your household such as a parent, sibling or child for whom you provide financial support, such as sharing of household expenses.
–	The account is beneficially owned by anyone who you claim as a tax deduction.
–	The account is controlled by you or another member of your household (other than to fulfill duties of employment) for whom you provide financial support, such as sharing of household expenses.

If you answered “yes” to both questions, the account is reportable.

HELPFUL TO KNOW

Beneficial ownership

The concept of beneficial ownership is broader than that of outright ownership. Anyone who is in a position to benefit from the gains or income from, or who controls, an account or investment is considered to have beneficial ownership. This means that this policy applies not only to you, but to others that share beneficial ownership in these accounts or securities. See examples on page 6. Frequently Asked Questions on the topic can be found here.

Ensure that MFS receives account statements for all your reportable accounts. Depending on the type of account or your location, you may need to provide them to Compliance directly.

Promptly report any newly opened reportable account or any existing account that has become reportable. This includes accounts that become reportable accounts through life events, such as marriage, divorce, power of attorney or inheritance.

ADDITIONAL REQUIREMENT FOR US EMPLOYEES

Does not include interns, contractors, co-ops, or temporary employees

Maintain your reportable accounts at an approved broker. When you join MFS, if you have accounts at non-approved brokers you must close them or move them to an approved broker (list available on iComply).

In rare cases, if you file a request that includes valid reasons for an exception, we may permit you to maintain a reportable account at a broker not on the approved broker list (for instance, if you have a fully discretionary account).

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HELPFUL TO KNOW

Discretionary accounts

Discretionary accounts (accounts that are managed for you by a third-party registered investment adviser or bank or trust company) are reportable, but with approval from Compliance they are subject to these requirements:

▪ They are exempt from quarterly transactions and annual holdings certifications (though you must still provide account statements).

▪ They are exempt from the Access Person and Research Analyst/Portfolio Manager trading rules (such as the rules concerning pre-clearance and the 60-day holding period) (pp. 4–5), but you still must obtain pre-approval before your advisor participates in an IPO or private placement.

▪ They are exempt from certain “Ethical Personal Investing” trading rules such as excessive trading and trading of MFS funds (p. 3).

Securities reporting obligations

Make sure you understand which securities are reportable securities. This includes most stocks, bonds, MFS funds, exchange-traded funds (ETFs), futures, options, structured products, private placements and other unregistered securities even if they are not held in a reportable account. See the table on page 7.

Report all applicable accounts, transactions and holdings timely.

Use the iComply system and submit all reports by these deadlines:

▪	Initial Accounts & Holdings reports: Submit within 10 calendar days of hire or upon an access level change. Information about these holdings must be no more than 45 days old when submitted.
▪	Quarterly Personal Transaction Report: Submit within 30 days of the end of each calendar quarter.
▪	Annual Holdings Report: Submit within 30 days of the end of each calendar year.

Note that you must submit each report even if no transactions or other changes occurred during the time period.

The Quarterly Personal Transaction Reports do not need to include:

▪	Transactions or holdings in non-reportable securities.
▪	Transactions or holdings in discretionary accounts for which there is an approval on file with Compliance.
▪	Involuntary transactions, such as automatic investment plans, dividend reinvestments, etc. The Annual Holdings Report, however, must reflect these transactions.

ADDITIONAL REQUIREMENTS FOR APPOINTED REPRESENTATIVES IN SINGAPORE

Provide a copy of the contract note for any trade of any security, including reportable securities and non-reportable securities, to Singapore Compliance, within 7 days of the trade. Check with Singapore Compliance on the information you must provide.

Ethical Personal Investing

Never trade securities based on the improper use of information, and never help anyone else to do so. This includes any trade based on:

▪	Information about the investments of any MFS client, including front-running and tailgating (trading just before or just after a similar trade for a client account).
▪	Confidential information or inside information (information about the issuer of a security, or the security itself, that is both material and non-public).

Do not trade excessively. At MFS, personal trading is a privilege, not a right. It should never interfere with your job performance.

MFS may limit the number of trades you are allowed during a given period, or may discipline you for trading excessively. In addition, frequent trading in MFS funds may trigger other penalties, as described in the relevant fund prospectuses.

Do not accept investment discretion over accounts that are not yours. In limited circumstances, and with advance approval from Compliance, you may be allowed to assume power of attorney relating to financial or investment matters for another person or entity.

If you become an executor or trustee of an estate and it involves control over a securities account, you must notify Compliance upon assuming the role, and you must meet any reporting or pre-clearance obligations that apply.

Do not participate in any investment contest or club. This applies whether or not any compensation or prize is awarded.

Do not invest in MFS-sub-advised ETFs. For a full list of these funds, see the iComply system.

Only make investments in MFS open-end funds directly through MFS (or another entity MFS may designate) unless you have received an exception from Compliance.

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Do not participate in initial public offerings (IPOs) or other limited offerings of securities except with advance approval from MFS. This rule includes initial, secondary and follow-on offerings of equity securities and closed-end funds and new issues of corporate debt securities.

To request approval for an IPO or secondary offering, enter an Initial Public Offering Request using the form found on iComply. Note that approval is not typically granted, and when granted often involves strict limits.

Never use a derivative, or any other instrument or technique, to get around a rule. If an investment transaction is prohibited, then you are also prohibited from effectively accomplishing the same thing by using futures, options, ETFs or any other type of financial instrument.

Do not invest in Contracts for Difference or engage in spread betting on financial markets. This includes any wagering on market spreads or behaviors and any off-exchange trading.

HELPFUL TO KNOW

Changes in job status

When changing jobs within MFS, ensure that you understand the rules that apply to you. Confirm with your new manager and Compliance what your access level is and what restrictions and requirements apply to you.

When going on leave, you must continue to comply with this policy unless otherwise approved by Compliance.

Rules that Apply Only to Access Persons

WHICH ACCESS LEVEL ARE YOU?

Access Persons Most MFS personnel, including all officers and directors, are designated as Access Persons. You should consider yourself an Access Person unless it has been communicated to you by Compliance that you are not.

Research Analysts and Portfolio Managers In addition to the rules for Access Persons, these individuals are subject to additional rules, as noted on the following pages.

Compliance may designate other personnel as Access Persons. This may include consultants, contractors or interns who provide services to MFS, and employees of Sun Life Financial Inc.

Pre-clearing personal trades

Make sure you understand which securities require pre-clearance. Note that there are some differences between which securities require pre-clearance and which must be reported. See the table on page 7 of this policy.

Pre-clear all personal trades in applicable securities. Request pre-clearance on the day you want to place the trade by entering your request in the iComply system. Remember that you must pre-clear trades for all of your reportable accounts (such as those of a spouse or domestic partner) as well as for securities not held in an account.

Once you have requested pre-clearance, wait for a response. Do NOT place any trade order until you have received notice of approval for that trade. Note that pre-clearance requests can be denied at any time and for any reason.

Pre-clearance approvals expire at the end of the trading day on which they are issued.

Obtain advance approval for any private investments or other unregistered securities. This includes private placements (investments in private companies), private investment in public equity securities (PIPES), hedge funds or other private funds, “crowdfunding” or “crowdsourcing” investments, peer-to-peer lending, pooled vehicles (such as partnerships), Initial Coin Offerings (ICO’s), Security Tokens and other similar investments.

Before investing, enter a Private Placement/Unregistered Securities Approval Request found on iComply, and do not act until you have received approval.

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HELPFUL TO KNOW

Not recommended: Good ‘til canceled orders and buying on margin

These practices can create significant risk of policy violations.

Good ‘til canceled orders may execute after your pre-clearance approval has expired. Placing day orders avoids this risk. With margin, you might not be able to receive pre-clearance approval for those securities you wish to sell to meet a margin call

Limits to personal investment practices

Do not take an uncovered short position. This includes selling securities short, buying puts without a corresponding long position and writing naked calls.

Do not buy and then sell (or sell and then buy) at a profit the same or equivalent reportable security within 60 calendar days. MFS may interpret this rule very broadly. For example, it may look at transactions across all of your reportable accounts and may match trades that are not of the same size, security type or tax lot. Any gains realized in connection with these transactions must be surrendered. Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion, or to involuntary transactions. Japan-based personnel: See rule with higher standard below.

ADDITIONAL REQUIREMENTS FOR RESEARCH ANALYSTS

including Research Associates and Portfolio Managers who may write research notes

Never trade (or transfer) reportable securities personally while in possession of material information about an issuer you have researched or been assigned to research unless you have already communicated the information in a research note. Japan-based personnel: See rule with higher standard below.

Understand and fulfill your duties with regard to research recommendations. You have an affirmative duty to provide unbiased and timely research recommendations in a research note. You must:

▪	Disclose trading opportunities for client accounts prior to trading personally in any securities of that issuer.
▪	Provide a research recommendation if a security is suitable for the client accounts even if you have already traded the security personally or if making such a recommendation would create the appearance of a conflict of interest. Notify Compliance promptly of any apparent conflicts, but do not refrain from making a research recommendation.

ADDITIONAL REQUIREMENTS FOR PORTFOLIO MANAGERS

including Research Analysts assigned to a fund as a portfolio manager

Never personally trade (or transfer ownership of) a reportable security within seven calendar days before or after a trade in any security or derivative of the same issuer in any client account that you manage. In practice, this means:

▪	Contacting Compliance promptly when deciding to make a portfolio trade in any security you have personally traded within the past seven calendar days (but do not refrain from making a trade that is suitable for a client account even if you have traded the security personally).
▪	Refraining from personally trading any reportable securities you think any of your client accounts might wish to trade within the next seven calendar days.
▪	Delaying personal trades in any reportable securities your client accounts have traded until the eighth calendar day after the most recent trade by a client account (or longer, to be certain of avoiding any appearance of conflict of interest).

Note that this rule does not apply to securities that are not subject to pre-clearance, to accounts where a registered investment adviser has investment discretion or to involuntary transactions.

Never buy and then sell (or sell and then buy), within 14 calendar days, any shares of a fund you manage.

Contact Compliance before any fund you manage invests in any securities of an issuer whose private securities you own or if the private entity enters into a material transaction with a public issuer. You will need to disclose your private interest and assist Compliance in performing review.

ADDITIONAL REQUIREMENTS FOR JAPAN-BASED PERSONNEL

Do not buy and then sell (or sell and then buy) the same or equivalent reportable security within six months.

Never trade personally in any security you have researched in the prior 30 days or are scheduled to research in the future.

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Additional Information for all Personnel Subject to this Policy

BENEFICIAL OWNERSHIP: PRACTICAL EXAMPLES

Accounts of parents or children

▪   You share a household with one or both parents, but you do not provide any financial support to the parent(s): You are not a beneficial owner of the parents’ accounts and securities.

▪   You share a household with one or more of your children, whether minor or adult, and you provide financial support to the child: You are a beneficial owner of the child’s accounts and securities.

▪   You have a child who lives elsewhere whom you claim as a dependent for tax purposes: You are a beneficial owner of the child’s accounts and securities.

Accounts of domestic partners or roommates

▪   You are a joint owner or named beneficiary on an account of which a domestic partner is an owner: You are a beneficial owner of the domestic partner’s accounts and securities.

▪   You provide financial support to a domestic partner, either directly or by paying any portion of household costs: You are a beneficial owner of the domestic partner’s accounts and securities.

▪   You have a roommate: Generally, roommates are presumed to be temporary and to have no beneficial interest in one another’s accounts and securities.

UGMA/UTMA accounts

▪   Either you or your spouse is the custodian of a Uniform Gift/ Trust to Minor Account (UGMA/UTMA) for a minor, and one or both of you is a parent of the minor: You are a beneficial owner of the account. (If someone else is the custodian, you are not a beneficial owner.)

▪   Either you or your spouse is the beneficiary of an UGMA/UTMA account and is of majority age (for instance, 18 years or older in Massachusetts): You are a beneficial owner of the account.

Transfer on death (TOD) accounts

▪   You automatically become the registered owner upon the death of the prior account owner: You are a beneficial owner as of the date the account is re-registered in your name, but not before.

Trusts

▪   You are a trustee for an account whose beneficiaries are not immediate family members: Beneficial ownership is determined on a case-by-case basis, including whether it constitutes an outside business activity (see the Outside Activities & Affiliations Policy).

▪   You are a trustee for an account and you or a family member is a beneficiary: You are a beneficial owner of the account.

▪   You are a beneficiary of the account and can make investment decisions without consulting a trustee: You are a beneficial owner of the account.

▪   You are a beneficiary of the account but have no investment control: You are a beneficial owner as of the date the trust is distributed, but not before.

▪   You are the settlor of a revocable trust: You are a beneficial owner of the account.

▪   Your spouse or domestic partner is a trustee and a beneficiary: Beneficial ownership is determined on a case-by-case basis.

Investment powers over an account

▪   You have power of attorney over an account: You are a beneficial owner as of the date you assume control of the trading or investment decisions on the account, but not before.

▪   You have investment discretion over an account that holds, or could hold, reportable securities: You are a beneficial owner of the account, regardless of the location, account type or the registered owner(s) (other than to fulfill duties of employment).

▪   You are serving in a role that allows or requires you to delegate investment discretion to an independent third party: Beneficial ownership is determined on a case-by-case basis.

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Additional Information for all Personnel Subject to this Policy

Security types and transactions that must be reported and/or pre-cleared	Report All personnel	Pre-clear Access persons only

Note: Securities terminology varies widely in global markets. If a security type is not listed here or you are unsure how a security is treated under this policy, please contact Compliance directly.

Funds

Money market funds (MFS or other)	No	No
Open-end funds that are advised or sub-advised by MFS (and are not money market funds)	Yes	No
Open-end funds that are not advised or sub-advised by MFS	No	No
529 Plans holding MFS advised or sub-advised funds	Yes	No
Closed-end funds (including venture capital trusts, investment trusts and MFS closed-end funds)	Yes	Yes
Exchange-traded funds (ETFs) and exchange-traded notes (ETNs), including options, futures, structured notes and other derivatives related to these exchange-traded securities¹	Yes	No
Private funds	Yes	Yes
Equities
Sun Life Financial Inc. (publicly traded shares)	Yes	Yes
Equity securities, including real estate investment trusts (REITS), and including options, futures, structured notes or other derivatives on equities	Yes	Yes
Fixed income
Corporate and municipal bond securities, including options, futures or other derivatives	Yes	Yes
US Treasury securities and other obligations backed by the full faith and credit of the US government	No	No
US government agency debt obligations that are not backed by the full faith and credit of the US government (such as Fannie Mae, Freddie Mac, Federal Home Loan Banks, Federal Farm Credit Banks and Tennessee Valley Authority)	Yes	Yes
Non-US government securities, and options, futures or other derivatives on these securities.	Yes	Yes
Money market instruments, such as certificates of deposit and commercial paper	No	No
Other types of assets
Initial and subsequent investments (including capital calls) in any private placement or other unregistered securities (including real estate limited partnerships or cooperatives)	Yes	Yes
Private MFS stock and private shares of Sun Life of Canada (US) Financial Services Holdings, Inc.	No	No
Limited offerings, IPOs, secondary offerings	Yes	Yes
Derivatives, such as options, futures or swaps, on security indexes	Yes	No
Derivatives, such as options, futures or swaps, on commodities and currencies, including virtual currencies	Only if notified by Compliance
Other types of transactions
Involuntary transactions (see definition below)	No	No
Gifts of securities, including charitable donations, transfers, and inheritances	Yes	No

¹Investments in MFS sub-advised ETF’s are prohibited

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Terms with special meanings

Within this policy, the following terms carry the specific meanings indicated below.

contract for difference A contract for difference (CFD) is a contract between an investor and an investment bank or a spread-betting firm. At the end of the contract, the parties exchange the difference between the opening and closing prices of a specified financial instrument, including shares or commodities.

involuntary transaction Transactions that are not under your direct or indirect influence or control, such as inheritances, gifts received, automatic investment plans, dividends and dividend reinvestments, corporate actions (such as stock splits, reverse splits, mergers, consolidations, spin-offs and reorganizations), exercise of a conversion or redemption right or automatic expiration of an option.

reportable funds Any fund for which MFS acts as investment advisor, sub-advisor, or principal underwriter including MFS retail funds, MFS Variable Insurance Trust and MFS Meridian funds. See the iComply system Policies & Procedures page for a current list of reportable funds.

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MFS® Inside Information Policy February 1, 2019	Inside Information

Applies to

All MFS full-time, part-time and temporary employees globally

All MFS contractors, interns and co-ops who have been notified by Compliance that they are subject to this policy

All MFS entities

Questions?

Contact one of the “designated persons” listed below

Daniel Finegold, x55184

Boston

Mitchell Freestone, x47256

London

Janine Idelson, x55185

Boston

Scott Mahaffy, x74723

Toronto

Ray Moses, x40423

Sydney

Heidi Hardin, x55761

Boston

Rameson Rethinasamy, x47252

London

Matthew Stowe, x55084

Boston

Material, non-public information — commonly known as inside information — is a highly sensitive area. In general, it is illegal for you to use any inside information in a way that benefits yourself or others, including MFS’ clients. Anyone who commits insider trading may face serious penalties, including fines or imprisonment.

This policy governs the receipt, use and communication of inside information at MFS as it relates to an issuer of securities. If you encounter any situation that presents potential inside information issues, or if you have any questions about whether any inside information issues are present, immediately seek advice from a “designated person” (the individuals listed at left).

For more information on administration such as regulatory authority, supervision, interpretation and escalation, monitoring, related policies, amendment or recordkeeping please click this link.

REPORTING INSIDE INFORMATION

If you believe you may be in possession of inside information:

1  Phone one of the designated persons on the list at left.

2  If the first designated person you call is unavailable, try another one. Unless an exception exists for your circumstance, an email or voicemail is not sufficient; you must reach a contact by telephone or in person. If necessary, try contacting each person on the list until you reach one.

3  If you are unable to reach a designated person, speak with one of the After-Hours Trading Contacts listed at http://compliance/. This list will also have after-hours contact information for the designated persons.

4  If you are unable to reach a designated person or an alternate contact, contact your manager. Managers who receive notice are in turn obligated to make their own efforts to promptly contact a designated person.

Definition of inside information

Make sure you can recognize inside information.

Inside information is information about the issuer of a security — governmental, corporate or otherwise — or the security itself that is both material AND non-public.

Information is “material” if either of the following is true:

▪	It is reasonable to expect that the price of the security, or of a related security from the same issuer, would change if the information were made public.
▪	It is likely that a reasonable investor would consider the information important to an investment decision about the security or issuer.

Note that material information can be positive or negative.

Information is “non-public” if it has not been made available soon enough for the investing public to reasonably absorb it through the standard sources of investor information, such as an SEC filing, a media release or a report in a major media outlet such as Bloomberg or the Wall Street Journal.

Non-public information about any of the following is generally considered to be inside information:

▪	Earnings, revenue and related guidance.
▪	Restatement of financial information.
▪	Change in dividend amount.
▪	Stock split, reverse split, repurchase or issuance of new securities.
▪	Purchase or sale of substantial assets.
▪	Mergers, acquisitions or tender offers.
▪	Significant changes in management or operations.
▪	Significant rise or fall in product demand or other business flows, including winning or losing a significant contract.
▪	Significant new product launches, research findings or discoveries of natural resources (such as mineral or energy deposits).
▪	Extraordinary borrowings, bankruptcy or liquidity problems.
▪	Changes in debt ratings.
▪	Changes in, or disputes with auditors.
▪	Delisting or potential delisting from trading.
▪	Government investigations, indictments, fines, sentencings, settlements or other consequences of regulatory or judicial processes (including the dropping of charges).
▪	Possible wrongdoing or a media investigation or exposé.
▪	Major litigation.
▪	Any other significant changes from previously announced news about the issuer or security.

IMPORTANT TO KNOW

Inside information can include information about MFS, funds managed by MFS or Sun Life and their affiliates. You should also note that the term “securities” is broadly defined. It includes debt and equity securities issued by private and government issuers, derivatives, bank loans and investments in collective investment funds sponsored by MFS.

Take particular care when interacting with an “insider.” The term insider is broadly defined. It includes an issuer’s officers, directors and employees as well as anyone that enters into a special confidential or fiduciary relationship, whether by law, contract or otherwise, with the issuer (such as investment bankers, underwriters, attorneys, accountants and consultants).

An insider may also be a person who does not bear any special relationship to the issuer but who has wrongly obtained inside information about the issuer from another source (also known as “misappropriation”).

In certain cases, a portfolio manager, research analyst or trader may become an insider (for example, by agreeing to hear inside information from an insider with an express or implied obligation to keep that information confidential).

Handling and reporting inside information

Immediately report to a designated person situations where you believe you may have acquired inside information inadvertently or without authorization by following the “Reporting Inside Information” process described on page 1 of this policy. This includes any information you suspect might be inside information. It also includes inside information that you obtain through your prior employment or your activities outside of MFS.

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In particular, take care with information provided by corporate insiders and consultants. Never assume that just because a consultant or other third party has provided MFS with information that the information is public. Until the information is truly public, consistent with the above standards, consider it to be non-public, no matter how many people are aware of it.

Keep in mind that how you come into possession of inside information is less important than how you handle it. This is true even if you come into possession of the information accidentally. Until you address the issue with a designated person and that person determines that trading restrictions are not required, you must never place, influence or recommend a trade that involves, or could be seen as involving, the information in question.

Do not make your own determination of whether information is inside information. The determination is complex and can involve a wide range of factors.

Treat information from certain sources as potential inside information. If an insider corroborates for an analyst a piece of information the analyst received from a non-insider (such as a broker/dealer who has no special relationship with the insider), treat that information as inside information.

MFS may have relationships with consultants who may be insiders with respect to particular issuers. When working with a consultant or consultant-provided information, be alert for any potential inside information.

Do not disclose inside information to anyone other than a designated person or your manager. Follow their instructions as to what you must, may or cannot do with the information.

Members of the MFS Management Committee and their designees may disclose such inside information about MFS or Sun Life to one another and to others at MFS, Sun Life and their affiliates as they consider necessary and appropriate (though never for the purposes of insider trading).

Do not trade for the benefit of a client while in possession of inside information without permission from a designated person. Any such authorizations will be limited to the types of transactions permitted by the Procedures to Implement Inside Information Policy.

Except as described in the immediately preceding rule, never trade for the benefit of MFS, yourself or anyone else while in possession of inside information. This type of trading is a crime, and may carry severe consequences for you and MFS.

Never enter into any agreement without approval from a designated person that could result in your receiving inside information. This includes confidentiality agreements and non-disclosure agreements.

Exchanging information with business partners

Be careful when communicating with business partners and others who work within the investment field. These individuals may be in a position to disclose inside information to others or to take improper advantage of it themselves. Do not disclose inside information to them, and avoid situations that could lead to your acquiring inside information from them. For more information on rules related to communicating with research providers and expert network firms specifically, refer to the Guidelines Regarding Research Providers and Expert Network Firms found on Invest.

IMPORTANT TO KNOW

MFS maintains the Procedures to Implement Inside Information Policy (found at diva.mfs.com) that contains rules on approvals for receipt of inside information, establishing trading restrictions, confidentiality agreements, trading and other topics.

Please be sure to reference those Procedures when dealing with potential inside information. Violations of the Procedures to Implement Inside Information Policy and the Guidelines Regarding Research Providers and Expert Network Firms are considered violations of this policy.

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Securities issuers

Get approval from a designated person before signing any confidentiality agreements with securities issuers.

These agreements can impact MFS’ ability to trade securities for clients. To request approval, you must first get a written or email indication from both an equity and a fixed income representative of the Investment Management Committee that trading restrictions on securities of the issuer in question are acceptable. For municipal issuers and issuers of commercial mortgage-backed securities, indication from a fixed income representative alone is sufficient. For confidentiality obligations relating to Rule 144A and Regulation S offerings, consult the Procedures to Implement Inside Information Policy.

Terms with special meanings

Within this policy, the following terms carry the specific meanings indicated below.

business partner Any current or prospective MFS client, investor, vendor, broker, counterparty, intermediary or supplier, along with any employee, representative or agent of any of these. The term excludes industry associations, trade associations, self-regulatory organizations or other organizations MFS determines to be similar.

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